                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                CILCORP. INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                MERRILL CORP.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

300 HAMILTON BLVD., SUITE 300, PEORIA,  CENTRAL ILLINOIS LIGHT COMPANY
                              IL 61602  CILCORP INVESTMENT MANAGEMENT INC.
                                        CILCORP VENTURES INC.
                                        QST ENTERPRISES INC.

                                              March 10, 1997

     To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of CILCORP Inc. which will be held at 300 Liberty Street, Peoria, Illinois, on April 22, 1997 at 10:00 AM, Central Time. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

     It is important that your shares be represented at the meeting. Please complete, sign and date the enclosed Proxy and return it in the envelope provided as soon as possible.

     Your continued interest and cooperation are greatly appreciated.

                                              Sincerely,

                                              Robert O. Viets
                                              President and Chief
                                                Executive Officer

                                  CILCORP INC.
                       300 HAMILTON BOULEVARD, SUITE 300
                             PEORIA, ILLINOIS 61602
                            NOTICE OF ANNUAL MEETING

                                                                  March 10, 1997
Dear Shareholders:

The Annual Meeting of Shareholders of CILCORP Inc. will be held on Tuesday, April 22, 1997 at 10:00 AM, Central Time, at 300 Liberty Street, Peoria, Illinois 61602 for the following purposes:

    1.  To elect four members of the Board of Directors;

    2. To consider and vote upon a shareholder proposal which is set forth and described in the attached proxy statement, if such proposal is brought before the meeting; and

    3.  To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 21, 1997 are entitled to vote at the meeting.

By Order of the Board of Directors,
John G. Sahn
Vice President, General Counsel and Secretary

                                    IMPORTANT
      It is important that your shares be represented at the meeting. Please mark, sign, date and return the enclosed proxy promptly in order that your shares will be voted.

                                PROXY STATEMENT

GENERAL

      This statement is furnished in connection with a solicitation of proxies by the Board of Directors of CILCORP Inc. (the "Company" or "CILCORP"), for use at the Annual Meeting of Shareholders to be held on Tuesday, April 22, 1997 at 10:00 AM, Central Time, at 300 Liberty Street, Peoria, Illinois, and any adjournment thereof. The executive offices of the Company are located at 300 Hamilton Boulevard, Suite 300, Peoria, Illinois 61602. The shares represented by your proxy will be voted as directed therein if the proxy is duly executed and returned prior to the meeting. If no choice has been specified, the persons named in the proxy intend to vote for the election of the nominees listed herein. You may revoke your proxy by a duly executed later proxy, or at any time before it is exercised by written notice to the Secretary of the Company, received prior to the time of the meeting, or orally at the meeting.

      Shareholders of record participating in the Company's Investors Choice Automatic Dividend Reinvestment and Stock Purchase Plan will receive one proxy for shares held of record as well as shares held for that person's account under such Plan. Shares in the account of an employee participating in the savings plans of the Company's subsidiaries, Central Illinois Light Company ("CILCO") and QST Enterprises Inc. ("QST"), will be voted in accordance with the employee's instructions; or, if no instructions are given, pursuant to the trust agreements pertaining to the plans.

      The expense of the solicitation of proxies is being borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies either personally, or by telephone or fax. The Company will reimburse banks, brokers or other similar agents or fiduciaries for forwarding proxy material to their principals, the beneficial owners of the stock. The Company has arranged for D. F. King & Co., Inc., for a fee of approximately $8,500, to assist in the solicitation of proxies. Such solicitation may be made by mail, telephone, fax or in person.

      The annual report of the Company for the year ended December 31, 1996 is being sent, along with the Notice of Annual Meeting, this Proxy Statement and the accompanying Proxy, to all shareholders of record at the close of business on February 21, 1997, which is the record date for the determination of shareholders entitled to vote at the meeting. These items are to be first mailed to shareholders on or about March 10, 1997.

VOTING SECURITIES AND PRINCIPAL HOLDERS

      On February 21, 1997, the record date for the meeting, the outstanding voting stock of the Company consisted of 13,610,680 shares of common stock, no par value (the "common stock"). Each share of common stock entitles the holder thereof to one vote upon each matter coming before the meeting. Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. To the Company's knowledge, no single entity or person has beneficial ownership of 5% or more of the Company's outstanding common stock. No independent inquiry has been made to determine whether any shareholder is the beneficial owner of shares not registered in the name of such shareholder or whether any shareholder is a member of a shareholder group.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth as of December 31, 1996 the beneficial ownership of the Company's common stock (including ownership of stock in the CILCO Employees' Savings Plan as of December 31, 1996) by all directors (including nominees for director), the executive officers included in the Summary Compensation Table herein, and all directors and officers as a group. The following table also sets forth as of January 1, 1997 the common stock units held by directors participating in the Company's and CILCO's Deferred Compensation Stock Plans.

                                                                          COMMON STOCK
                                                                    ------------------------
NAME OF BENEFICIAL OWNER                                             SHARES(1)    UNITS(2)
------------------------------------------------------------------  -----------  -----------
Marcus Alexis                                                            1,100        3,366
John R. Brazil                                                             400
Willard Bunn III                                                         1,200          754
Jerry D. Caulder                                                           100
Homer J. Holland                                                           500
H. Safford Peacock                                                       1,000        6,185
Katherine E. Smith                                                         949        4,192
Richard N. Ullman                                                        1,646        4,513
Robert O. Viets                                                         10,292        7,172
Murray M. Yeomans                                                        1,250        5,894
William M. Shay                                                          6,456
James F. Vergon                                                          4,960
Thomas S. Romanowski                                                     4,210
Michael J. Bowling                                                       2,906
All directors and officers as a group                                   42,629       32,076

-------

(1) In each case, the named individual or his spouse has sole voting and investment power. The directors and officers individually and as a group own less than one percent of the Company's common stock.

(2) Compensation deferred under the Deferred Compensation Stock Plans is converted into units of common stock based upon the market price of such stock on the trading date next following the date payment would have been made to the director. Additional amounts are credited to the director's account equal to common stock dividends paid, and are treated as automatically reinvested in the Company's common stock.

1.  ELECTION OF DIRECTORS

      The Board of Directors consists of ten members, divided into three classes, with members of each class serving a three-year term. At the 1997 Annual Meeting, the shareholders will elect four persons as directors with terms continuing until the Annual Meeting of Shareholders in 2000 or until their respective successors are elected and qualified. The remaining six directors will continue to serve as set forth below, with three directors having terms expiring April 1998 and three directors having terms expiring April 1999. To be elected a director, a nominee must receive the affirmative vote of a majority of the Company's outstanding shares represented at the meeting and entitled to vote. All of the nominees are now directors of the Company and all have agreed to serve if elected. The nominees and directors are listed below, together with biographical information.

      The Board of Directors has no reason to believe that the nominees will not be available, but in the event that a vacancy among the original nominees is occasioned by death or any other reason prior to the meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
FOR THREE-YEAR TERMS EXPIRING APRIL 2000

MARCUS ALEXIS
BOARD OF TRUSTEES PROFESSOR OF ECONOMICS AND
PROFESSOR OF MANAGEMENT AND STRATEGY                         [PHOTO1]
NORTHWESTERN UNIVERSITY, EVANSTON, ILLINOIS
Director of CILCORP since 1988
Member of Compensation and Finance Committees
      Dr. Alexis was born at New York, New York in 1932. He
graduated from Brooklyn College in 1953 with a degree in
economics. Dr. Alexis received a Master of Arts degree in
economics from Michigan State University in 1954, and a
Ph.D degree in economics from the University of Minnesota
in 1959. He initially joined Northwestern University in
1970 and served as chairman of the Department of Economics
from 1976-1979 and 1982-1985. During the period 1979 to
1981, he was a member, vice chairman and acting chairman of
the Interstate Commerce Commission. He joined the
University of Illinois at Chicago in 1985 as dean of the
College of Business Administration and professor of
economics. He returned to Northwestern University in 1990.
He is former Chairman of the Federal Reserve Bank of
Chicago and serves on the boards of the Teachers Insurance
and Annuity Association, the Metropolitan Planning Council
in Chicago, and is also a director of the Lincoln Park
Zoological Society.

H. SAFFORD PEACOCK
INVESTMENT MANAGEMENT AND FARMING
Director of CILCORP since 1985                               [PHOTO2]
Member of Executive and Finance Committees
      Mr. Peacock was born at Monmouth, Illinois in 1928.
He graduated from the Massachusetts Institute of Technology
in 1950. He joined Myers Industries, Inc. (manufacturers of
store fixtures and storage shelving) in Lincoln, Illinois
in 1953 in an engineering capacity, and was elected vice
president of manufacturing and director in 1960. He served
as vice president and general manager from 1974 until his
retirement in 1977. He is active in investment management,
including farming operations and industrial real estate. He
is a trustee and past chairman of the board of trustees of
Lincoln College and a trustee and past chairman of the
board of trustees of Monmouth College. He also serves as a
director of the National Defense University Foundation in
Washington, D.C. He was a director of CILCO from 1978 to
1994.
RICHARD N. ULLMAN
PRESIDENT OF FEDERAL COMPANIES, PEORIA, ILLINOIS
Director of CILCORP since 1988                               [PHOTO3]
Member of Executive and Finance Committees
      Mr. Ullman was born at Peoria, Illinois in 1934. He
graduated from DePauw University in 1956 with a liberal
arts degree. He joined Federal Warehouse Company in 1957.
In 1973 he was named president of that company and of
Federal Companies (commercial warehousing, local and long
distance moving). He is a director of First of America
Bank-Illinois, N.A., First of America Bank-Illinois, N.A.
Peoria Regional Advisory Board, Keystone Consolidated
Industries, Inc. and the Peoria Medical Research
Corporation. Mr. Ullman is a member of the Saint Francis
Medical Center Advisory Board, a member of the advisory
board of Children's Hospital of Illinois at Saint Francis
Medical Center, and serves as a member of the board of
trustees of Bradley University. He is active in a number of
professional and civic organizations.

ROBERT O. VIETS
PRESIDENT AND CHIEF EXECUTIVE OFFICER OF CILCORP
Director of CILCORP since 1988                               [PHOTO4]
Member of Executive Committee
      Mr. Viets was born at Girard, Kansas in 1943. He
graduated from Washburn University in 1965 with a degree in
economics and received his law degree from Washington
University School of Law in 1969. He is a certified public
accountant and has had experience with a national
accounting firm. Mr. Viets joined CILCO in 1973 as manager
of special studies and was appointed manager of rates and
regulatory affairs in 1976. He was elected assistant vice
president, regulatory and legislative affairs, in 1980;
vice president, financial services in 1981; vice president
(finance group) in 1983; senior vice president of the
Company and CILCO in 1986 and to his present position with
the Company in 1988. He is also chairman and chief
executive officer of CILCO and QST Enterprises Inc.,
chairman of CILCORP Ventures Inc. and a director of CILCORP
Investment Management Inc. and, Environmental Science &
Engineering, Inc. Mr. Viets is a director of First of
America Bank-Illinois, N.A.; First of America
Bank-Illinois, N.A. Peoria Regional Advisory Board; RLI
Corp.; Lincoln Office Supply Co., Incorporated; the Peoria
Medical Research Corporation and Methodist Health Services
Corporation. He serves as chairman of the board of trustees
of Bradley University.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERM EXPIRING APRIL 1998

WILLARD BUNN III
SENIOR VICE PRESIDENT AND MANAGING DIRECTOR IN
THE FINANCIAL SERVICES UNIT                                  [PHOTO5]
ABN-AMRO CHICAGO CORPORATION, CHICAGO, ILLINOIS
Director of CILCORP since 1994
Member of Audit and Finance Committees
      Mr. Bunn was born at Springfield, Illinois in 1943.
He graduated from Princeton University in 1966 with a
degree in history and received his master's degree in
business administration from The Darden School at the
University of Virginia in 1968. He was associated with
Chemical Bank from 1968 to 1978 serving in various
capacities, including vice president and group head of
domestic depository institutions. He joined Marine Bank of
Springfield in 1978 as an executive vice president and was
subsequently elected president in 1980 and chairman and
chief executive officer in 1989. In 1992, Mr. Bunn became
chairman and chief executive officer of Banc One Illinois
Corporation (which merged with Marine Bank). He retired
from these positions on December 31, 1994 and joined The
Chicago Corporation on April 1, 1995. Mr. Bunn serves on
the boards of various local and state business and civic
organizations.

HOMER J. HOLLAND
PRESIDENT OF HOLLAND PARTNERS, INC.
CHICAGO, ILLINOIS                                            [PHOTO6]
Director of CILCORP since 1994
Member of Compensation and Director Affairs Committees
      Mr. Holland was born at Madison, Wisconsin in 1941.
He is a 1963 graduate of the U.S. Military Academy and served in the U.S. Army from 1963 to 1971. He received
Masters of Science degrees in physics and electrical engineering from Massachusetts Institute of Technology in 1967 and a Doctor of Business Administration degree from George Washington University in 1972. Following military service, he was associated with the First National Bank of Chicago from 1971 to 1979, last serving as senior vice president. He was president of Exchange National Bank of Chicago from 1979 to 1983. Mr. Holland founded Holland
Partners, Inc. in 1983 and through this company acquired control of six Illinois savings banks and one Texas savings bank. He sold his banks in 1995 and 1996 and now concentrates on investments in financial services and real estate. He is a director of USAA Capital Corporation, Lifeline Shelter Systems, Inc., Wisconsin Industrial
Products Inc., First Financial Training Services and the
Institute of European Studies.

KATHERINE E. SMITH
GROUP EXECUTIVE
DAIRY MANAGEMENT INC., CHICAGO, ILLINOIS                     [PHOTO7]
Director of CILCORP since 1985
Member of Audit and Director Affairs Committees
      Ms. Smith was born at Chicago, Illinois in 1940. She
is a 1961 graduate of Oregon State University with a degree
in family and consumer science. She was named to her
current position in 1995. From 1982 to 1994, Ms. Smith was
vice president, consumer affairs, U. S. Grocery Products
Division of The Quaker Oats Company. She was formerly with
The Great Atlantic & Pacific Tea Company, Inc. from 1976 to
1982 as vice president, consumer affairs and marketing
services, and prior to that was associated with The
Pillsbury Company. She began her business career with
Southern California Gas Company, a division of Pacific
Lighting Corporation, where she advanced through various
positions related to customer services. Ms. Smith is active
in a number of professional and civic associations
including the American Association of Family & Consumer
Science. In addition, she is a trustee of the Oregon State
University Foundation.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERM EXPIRING APRIL 1999

JOHN R. BRAZIL
PRESIDENT OF BRADLEY UNIVERSITY, PEORIA, ILLINOIS
Director of CILCORP since 1993                               [PHOTO8]
Member of Audit and Director Affairs Committees
      Dr. Brazil was born at Los Angeles, California in
1946. He received a bachelor's degree in history from
Stanford University in 1968 and a master's degree and Ph.D.
in American studies from Yale University in 1972 and 1975,
respectively. In 1980, he was a Fulbright senior scholar in
English and American studies at the University of Sydney,
Australia. Prior to joining Bradley University as president
in January 1992, he served as chancellor and professor of
English at the University of Massachusetts Dartmouth
(formerly known as Southeastern Massachusetts University)
from 1984 through 1991. Dr. Brazil was previously
associated with San Jose' State University in California
for eleven years, last serving as professor of humanities
and American studies and vice president for academic
affairs. He is a director of First of America
Bank-Illinois, N.A., First of America Bank-Illinois, N.A.
Peoria Regional Advisory Board, Methodist Medical Center,
National Association of Independent Colleges and
Universities and past chair of the Walter Byers
Post-Graduate Scholarship Committee of the National Col-
legiate Athletic Association.

JERRY D. CAULDER
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF
MYCOGEN CORPORATION, SAN DIEGO, CALIFORNIA                   [PHOTO9]
Director of CILCORP since 1996
Member of Audit and Compensation Committees
      Dr. Caulder was born in Gideon, Missouri in 1942. He
received a Bachelor of Science degree in botany and zoology
from Southeast Missouri State University in 1964 and a
Master's degree and a Doctorate in agronomy and plant
physiology from the University of Missouri in 1969. In
1984, Dr. Caulder joined Mycogen Corporation (agricultural
biotechnology products and services) as president and chief
executive officer and was elected chairman of the board in
1989. Prior to joining Mycogen, he managed various aspects
of both the international and domestic business of Mon-
santo Company for over 15 years. He serves as a consultant
and speaker to various organizations, including the
Brookings Institute (Washington, D.C.), The Keystone Group
(Keystone, Colorado) and the World Economic Forum (Geneva,
Switzerland).
MURRAY M. YEOMANS
RETIRED CHAIRMAN OF YEOMANS DISTRIBUTING COMPANY,
PEORIA, ILLINOIS                                             [PHOTO9]
Director of CILCORP since 1987
Member of Executive and Director Affairs Committees
      Mr. Yeomans was born at Philadelphia, Pennsylvania in
1935. He is a 1958 graduate of Miami University (Ohio) with
a degree in business administration. He joined Yeomans
Distributing Company (wholesale appliances and central
heating and cooling equipment) in 1960 and was named
president in 1972 and chairman and chief executive officer
in 1991. In June of 1996 Mr. Yeomans, who was the sole
shareholder of Yeomans Distributing Company, sold the
company to the employees through an Employee Stock
Ownership Plan (ESOP) and retired from the company. He is a
director of Peoria Area Community Foundation. In addition,
he is a member of the Saint Francis Medical Center Advisory
Board, the First of America Bank-Illinois, N.A. Peoria
Regional Advisory Board and a director of the Illinois
Neurological Institute. Mr. Yeomans is active in civic and
charitable activities.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

      The Board of Directors has, among others, Audit, Compensation and Director Affairs Committees.

      The Audit Committee is responsible for reviewing audits made by the Company's independent accountants, including the scope of the auditors' reports and reviewing such other matters, such as the effectiveness of internal controls, as the Committee may deem appropriate. The Audit Committee recommends to the Board of Directors the independent accounting firm which will be engaged to audit the Company's financial statements. The Committee also reviews the activities of the Company's internal auditors. Directors serving as members of the Committee are Messrs. Brazil, Bunn, Caulder and Ms. Smith. During 1996, the Committee held five meetings.

      The Compensation Committee considers and makes recommendations to the Board of Directors with respect to the compensation of the Company's executive officers. Directors serving as members of the Committee are Messrs. Alexis, Caulder and Holland. During 1996, the Committee held four meetings.

      The Director Affairs Committee, in addition to monitoring governance policies of the Board, reviews and recommends to the Board of Directors nominees to serve on the Board. The Committee considers nominees brought to its attention by other members of the Board, by members of management and by shareholders. Shareholders may submit recommendations to the Committee with respect to nominees by writing to the Secretary of the Company. Under the Company's By-laws, written notice of any shareholder nomination of an individual for election as a director at the Annual Meeting must be received by the Secretary of the Company at 300 Hamilton Boulevard, Suite 300, Peoria, Illinois 61602, not later than sixty days prior to the first anniversary of the date of the last Annual Meeting of Shareholders and set forth the name, age, business and residential address, principal occupation, number of shares of common stock owned and such other information concerning the nominee as may be required by the federal securities laws in respect of an individual nominated as a director for whom proxies are solicited. (A copy of the Company's By-laws specifying the requirements for shareholder nominations will be furnished to any shareholder without charge upon written request to the Secretary.) Directors serving as members of the Committee are Ms. Smith and Messrs. Brazil, Holland and Yeomans. During 1996, the Committee held six meetings.

      During 1996, the Board of Directors held a total of six meetings.

DIRECTORS' COMPENSATION

      No fees are paid to directors who are employees of the Company or its subsidiaries. Non-employee members of the Board receive a total annual retainer fee of $16,000 for serving on the Company's Board and on the Board of any of the Company's subsidiaries, prorated for less than a year's service. Non-employee directors also receive an attendance fee of $750 for attending meetings of the Board of Directors of the Company and an attendance fee of $750 for each meeting attended of committees of the Board. Directors also are reimbursed for their travel expenses for each Board or committee meeting attended.

EXECUTIVE COMPENSATION

      The following table sets forth the annual and long-term compensation earned for the years 1996, 1995 and 1994 for the Chief Executive Officer and the four most highly compensated executive officers of the Company and its subsidiaries who perform policy-making functions for the Company.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION      LONG-TERM
                                                                   COMPENSATION
                                           ---------------------  ---------------     ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR       SALARY    LTIP PAYOUTS(1)  COMPENSATION(2)
-----------------------------------------  ---------  ----------  ---------------  ----------------
Robert O. Viets                              1996     $  382,544     $  64,500        $   31,894
President and Chief Executive                1995        327,756        17,819            34,925
Officer of the Company                       1994        261,000        88,015            27,364

James F. Vergon                              1996        194,564        86,542            14,634
President and Chief                          1995        181,661        61,437            15,610
Operating Officer of CILCO (3)               1994        140,270        63,012            12,513

William M. Shay                              1996        194,398        81,981            22,948
Executive Vice President                     1995        185,838        54,641            24,812
of the Company (4)                           1994        156,818        49,852            19,418

Thomas S. Romanowski                         1996        145,449        72,492            13,749
Vice President of CILCO                      1995        133,584        56,662            14,442
                                             1994        127,795        58,775            11,751

Michael J. Bowling                           1996        123,852        51,318             5,155
Vice President of CILCO (5)                  1995        103,540        34,057             4,520
                                             1994         94,320        21,979             4,271

(1) Amounts paid pursuant to the EVA-Based Incentive Compensation Plans of the Company and CILCO.

(2) Amounts shown in this column for 1996 represent (a) employer contributions under the CILCO Employees' Savings Plan: Mr. Viets $4,140, Mr. Vergon $4,500, Mr. Shay $4,420, Mr. Romanowski $4,088 and Mr. Bowling $3,387 and
    (b) earnings on deferred compensation: Mr. Viets, $27,754, Mr. Vergon, $10,134, Mr. Shay $18,528, Mr. Romanowski $9,661, and Mr. Bowling $1,768.

(3) Effective January 19, 1996. Previously, Mr. Vergon was a group president of CILCO effective April 1, 1995, vice president of CILCO effective March 1, 1993 and served as vice president and chief financial officer of CILCORP from January 1, 1993 through February 28, 1993.

(4) Effective November 4, 1996. Previously, Mr. Shay was President and Chief Executive Officer of QST Enterprises Inc., a subsidiary of CILCORP, effective January 29, 1996 and served as a group president of CILCO effective April 1, 1995, and vice president of CILCO effective January 1, 1993.

(5) Effective April 1, 1995. Previously, Mr. Bowling was Manager of Electric Engineering.

EVA-BASED INCENTIVE COMPENSATION PLAN

      Incentive compensation is awarded in accordance with the Company's EVA-Based Incentive Compensation Plan (the "EVA Plan"). The purpose of the EVA Plan is to provide an incentive to eligible officers and senior managers to increase and maintain shareholder value by rewarding the achievement of these objectives. EVA is a measure of profitability that is based on the difference between the return earned on the capital invested in an enterprise and the cost of that capital. This difference can be either positive or negative and results in an addition to or a deduction from award balances accumulated from prior years. Each year, one third of the net balance accumulated is paid to the participant. That portion of the incentive compensation which has been deferred is "at risk" since a negative EVA in a subsequent year may eliminate previously accumulated balances. The calculation of the award pool is based, in part, on a fixed percentage of the improvement in EVA from the prior year and, in part, on a fixed percentage of the average of EVA contributed over a three-year period. These percentages, which do not change from year to year, were determined when the EVA Plan was originally established and were designed, using historical financial data, to create an award pool of sufficient size to achieve the Plan objectives and are used only for that purpose. Annually, at the outset of each plan year, the Compensation Committee determines the portion of the award pool to be allocated to each participant, including the executive officers, based on that individual's job responsibilities and the Committee's evaluation of the effect which that individual's performance is expected to have on the size of the award pool. A portion of the award pool is allocated, at the Committee's discretion, at the conclusion of each plan year. Discretionary awards are determined on the basis of the CEO's recommendation and the compensation policies established by the Committee. Both the non-discretionary and discretionary portions of an award are added to each participant's account balance, one third of which is paid and the remainder of which remains at risk in the account balance.

                  LONG TERM INCENTIVE PLANS--AWARDS IN 1996(1)

                                            PERFORMANCE OR
                               NUMBER OF     OTHER PERIOD
                             SHARES, UNITS       UNTIL
                               OR OTHER      MATURATION OR
           NAME                RIGHTS(2)       PAYOUT(3)     THRESHOLD(4)  TARGET(5)   MAXIMUM(6)
---------------------------  -------------  ---------------  ------------  ---------  ------------
R. O. Viets                   $   174,139         --          $    43,000  $  95,110   $   128,999
J. F. Vergon                      139,536         --               54,132    100,644       162,395
W. M. Shay                        139,536         --               54,654    101,166       163,961
T. S. Romanowski                  107,640         --             (7)          (7)         (7)
M. J. Bowling                      83,772         --             (7)          (7)         (7)

(1) Amounts listed are dollar amounts under the Company's EVA-Based Incentive Compensation Plan (the "Plan").

(2) Amounts listed are the net increases or decreases accrued during the 1996 plan year to previously accumulated balances.

(3) Each year, one-third of the net balance accumulated in the Plan is paid to the participant. (See Summary Compensation Table for amounts paid in 1996.)

(4) Amounts listed are payable if net change in EVA in 1997 is zero.

(5) Amounts listed are payable if net change in EVA in 1997 is the same as in 1996.

(6) Amounts listed are accumulated balances at the beginning of the 1997 plan year.

(7) Mr. Romanowski and Mr. Bowling, along with all Plan Participants except Messrs. Viets, Vergon and Shay, will not be participating in the Plan in 1997 and, under the terms of the Plan, are entitled to distribution of their accumulated account balances.

CERTAIN PLANS

      CILCO BENEFIT REPLACEMENT PLAN. The CILCO Board of Directors has established a Benefit Replacement Plan (the "Benefit Replacement Plan"). The Benefit Replacement Plan provides for payments to participants from CILCO's general funds to restore the retirement benefit under the CILCO non-contributory Pension Plan for Management, Office and Technical Employees (the "Pension Plan"), when such benefit is restricted by (1) the maximum defined benefit limitation of Section 415(b) of the Internal Revenue Code of 1986, as amended (the "Code"), (2) the indexed compensation limitation of Section 401(a)(17) of the Code, and (3) participation in certain deferred compensation plans. The Benefit Replacement Plan generally covers all Pension Plan participants affected by these restrictions and provides for payment at the times and in the forms of the Pension Plan.

      CILCO PENSION PLAN. Pension benefits are provided to Company employees through CILCO's Pension Plan. Directors who are not employees do not participate in this Plan. Pension benefits are determined using a formula based on years of service and highest average rate of monthly earnings for any sixty consecutive month period. The normal retirement date specified in the Pension Plan is age
65. Retirement prior to age 62 results in an appropriate reduction in pension benefits.

      The following table shows the aggregate annual benefits payable on a straight life annuity basis upon retirement at normal retirement age under the Pension Plan and under the Benefit Replacement Plan discussed above. The amounts shown are not subject to any deduction for Social Security benefits or other offset amounts other than that for an optional survivorship provision.

                               PENSION PLAN TABLE

                                   YEARS OF SERVICE
               --------------------------------------------------------
REMUNERATION   15 YEARS   20 YEARS    25 YEARS    30 YEARS    35 YEARS
-------------  ---------  ---------  ----------  ----------  ----------
 $   200,000      42,750     57,000      71,250      85,500      99,750
     225,000      48,096     64,128      80,160      96,192     112,224
     250,000      53,442     71,250      89,064     106,878     124,692
     300,000      64,128     85,500     106,878     128,250     149,628
     350,000      74,814     99,750     124,692     149,628     174,564
     400,000      85,500    114,000     142,500     171,000     199,500

      The sum of annual and long-term compensation shown for the executive officers listed in the above Summary Compensation Table is substantially compensation as covered by the Pension Plan and the Benefit Replacement Plan. At January 1, 1997, the credited years of service under the Pension Plan for such officers are as follows: R. O. Viets--23 years, W. M. Shay--14 years, J. F. Vergon--25 years, T. S. Romanowski--25 years and M. J. Bowling--19 years.

      COMPENSATION PROTECTION PLANS. The Boards of Directors of the Company and CILCO have established Compensation Protection Plans providing benefits to eligible employees. All of those named in the Summary Compensation Table are eligible employees. The Plans provide severance benefits in the event of (i) a termination of employment resulting directly or indirectly from a sale of substantially all or certain assets of the Company or CILCO or (ii) a termination of employment within two years after a change in control occurring involuntarily for a reason other than unacceptable performance or occurring voluntarily with good reason as defined in the Plans. A change in control includes the sale of all or part of the business of the Company or CILCO to a person not controlled by CILCORP, a merger or consolidation of CILCORP in which CILCORP does not survive or in which its common stock is converted, the acquisition of 30% of the beneficial ownership of CILCORP by a person together with the failure of continuing directors to constitute a majority of its board of directors, or a sale of all or substantially all of the assets of CILCORP. Upon a covered termination, a participant is entitled to a continuation of base salary and benefit plan coverage for two years (or a shorter period for participants below the position of vice president with less than 30 years of service) after such termination.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      BACKGROUND AND POLICIES. The Compensation Committee of the Board of Directors (the "Committee") is comprised of three non-employee members of the Board. The Committee considers and makes recommendations to the Board with respect to the compensation of the executive officers (the president and vice presidents) of the Company. The Committee's compensation policies with respect to the executive officers are as follows:

    1. Compensation levels should be established which are internally fair and equitable, bearing in mind (a) past practices, patterns and relationships, and (b) the relationship between officer level compensation and the compensation provided for top level managers throughout the Company.

    2. Compensation should be comparable and reasonable in relation to similar positions in other companies of like size, structure and purpose. A group of utility and utility holding companies of comparable size and nature was used for comparative purposes. This group includes consideration of thirteen holding companies with revenues under $1 billion that had a utility as a major subsidiary and non-regulated businesses. The group differs from the group of companies identified for comparative stock performance purposes.

    3. Compensation of the executive officers should be directly related to the economic value created for the Company's shareholders.

    4. A compensation program should be designed to attract and retain superior management.

      EXECUTIVE OFFICER COMPENSATION PROGRAM. The Company's current executive officer compensation program is comprised of two major components: base salary and incentive compensation. Base salary levels for the Company's executive officers are set by the Committee relative to other utility and utility holding companies of similar size. In addition, the Committee also considers the individual officer's experience and performance. Salaries of the executive officers are reviewed each year by the Committee and may be adjusted based on the individual's contribution to the Company's performance, as well as competitive pay levels.

      The Company has not yet developed a policy with respect to qualifying certain performance-based compensation paid to its named executive officers under the EVA Plan and the Shareholder Return Plan for corporate deductibility under Section 162(m) of the Internal Revenue Code. The total compensation paid to each of these officers in 1996 was significantly below the $1,000,000 deductibility cap specified in Section 162(m). If and when it is anticipated that the total compensation paid to any of these named executive officers will reach this limit, the Company will establish such a policy.

      PRESIDENT'S COMPENSATION. All outside directors of the Company are engaged annually in a review of the president and chief executive officer's performance prior to approving his compensation. The Compensation Committee of the Board reviews such evaluations and makes a recommendation to the full Board regarding compensation for the ensuing year.

      Upon the Committee's recommendation, Mr. Viets was awarded a salary of $385,000 commencing April 1, 1996, representing an increase of 10% over his prior salary level. The Committee based its decision on the following factors:
(1) studies conducted by an external executive compensation consultant, which indicated that Mr. Viets' base salary was moderately below the base salary compensation of the chief executive officers at comparable companies, and (2) the Company's performance in 1995 which included a return on common equity, adjusted for the impact of CILCO's Early Retirement Program, of approximately 13% (which was slightly above the utility industry average return on equity of approximately 11.4%) and total shareholder return which exceeded 40% as compared with the utility average of approximately 30%. The increase was intended to bring Mr. Viets' salary in line with those of the chief executive officers of comparable companies. Mr. Viets also received an award of $64,500 in 1996 pursuant to the Company's EVA-Based Incentive Compensation Plan.

                                      Compensation Committee
                                          Homer J. Holland, CHAIRPERSON
                                          Marcus Alexis
                                          Jerry D. Caulder

COMPARATIVE STOCK PERFORMANCE

      The graph below compares the yearly percentage change in the cumulative total shareholder return on the common stock of the Company during the five years ended December 31, 1996 with the cumulative total return on the S&P 500 Index and the S&P Utility Index over the same period. The S & P Utility Index includes gas pipeline and telecommunications companies in addition to electric and combination companies. The comparison assumes $100 was invested on December 31, 1991 in the Company's common stock and in each of the foregoing indices, and assumes reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                  1991       1992       1993       1994       1995       1996
Cilcorp           $100.00    $111.67    $112.24    $103.94    $146.40    $134.32
S&P 500           $100.00    $107.62    $118.46    $120.03    $165.13    $203.05
S&P Utilities     $100.00    $108.09    $123.70    $113.87    $161.73    $166.78

2.  SHAREHOLDER PROPOSAL
(THE BOARD RECOMMENDS THAT CILCORP SHAREHOLDERS
   VOTE AGAINST PROPOSITION 2.)

      Two shareholders of the Company have advised the Company that they will submit the proposal set forth below at the annual meeting. The names and addresses of the proponents and the number of shares held by the proponents will be furnished by the Secretary of the Company to any person, orally or in writing, as requested, promptly upon the receipt of an oral or written request.

        "The shareholders of CILCORP, Inc. request the following amendment to the Bylaws and (or) Articles of Incorporation be adopted:

        Beginning at the 1998 CILCORP, Inc. Annual Shareholders meeting, each director shall at all times, hold directly in their name, an amount of shares of CILCORP, Inc. common or voting class preferred, of such quantity not to be less than the average shareholder's holding of the particular class of stock. The number of shares shall be based upon the annual report to shareholders; of the preceding year.

        It shall be the duty of the Secretary of CILCORP, Inc. to certify this compliance prior to an individual being seated on our Board of Directors.

        Should any director fail to comply with this ownership requirement, such director shall have thirty (30) days from the date of non-compliance to comply. Failure to comply shall result in disqualification and such director's position shall be declared vacant."

        SHAREHOLDERS' STATEMENT IN SUPPORT OF PROPOSAL

        "In the proponents opinion, a director with an investment at least equal to that of the average shareholder (holding 940 shares based upon the current annual report) should help to instill strong, undivided and lasting interest in our corporation. This should promote directors to think like the average owner and expose them directly to the risks of the business as well as it's opportunities. Assets represented in the form of--PHANTOM or other forms of ILLUSIONARY shares, must not be construed as bonafide stock holdings in CILCORP INC. An investment in CILCORP, Inc. is a monetary commitment; however, if the amount is of a superficial nature, the question of dedication becomes one of conjecture. Your directors, who have numerous overlapping Directorships in this community should certainly have the ability to examine management's initiatives as being in the best interest of the company and it's shareholders. For a number of years we have witnessed board members placing their retainer and meeting fees in tax deferred accounts drawing interest on money from our company while avoiding buying additional common shares; therefore, the question we ask--"WHY ARE DIRECTORS UN-WILLING TO PLACE THEIR DOLLAR AT RISK FOR THE DECISIONS THEY AUTHORIZE?"

        This proposal does not eliminate highly qualified individuals from serving on our Board of Directors, but demands a highest level of motivation and commitment to the employees, customers and shareholders."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

      The Board believes that the establishment of a mandatory, arbitrary level of stock ownership by CILCORP directors is unwarranted. A director of CILCORP owes, by law, a fiduciary obligation to the shareholders of the Company. He or she is obligated to exercise the utmost duty of care and loyalty to shareholders and to conduct the business and affairs of the Company in such a way as to maximize the benefits of stock ownership. The selection of CILCORP's directors should be based primarily on the business experience, management skill and sound judgment which they contribute to the Board rather than on the number of shares owned and wealth accumulation.

      Any implication by this proposal that CILCORP's current directors are not dedicated to the interests of the Company and its shareholders is false and misleading. All of the Company's current directors hold significant investment interests in the Company, consisting of outright stock ownership and deferred compensation arrangements which are the equivalent of additional investment in the Company's stock. At January 1, 1997, directors had a combined investment in the Company exceeding $4 million, an average in excess of $420,000 per director. The average investment by directors in the Company's common stock or common stock equivalents exceeds 5,000 shares, an increase of approximately 1,600 shares during the last two years.

      Six incumbent directors are participating in a deferred compensation plan which provides that the value of amounts deferred fluctuates proportionately with the performance of the Company's common stock. The economic interest is not "illusionary." The compensation deferred is money that the Directors are entitled to receive currently but do not because they have chosen to leave it with this Company to be treated as an investment in common stock. Moreover, a participant in the plan cannot dispose of his or her plan investment so long as he or she is a director. Because plan participants cannot liquidate their stock holdings for short term advantage, the Company believes the plan requires a higher level of commitment to CILCORP than outright share ownership.

      To amend the Company's By-laws to include the foregoing proposal, the affirmative vote of 75% of the shares outstanding and entitled to vote thereon at the annual meeting is required.

      To amend the Company's Articles of Incorporation to include the foregoing proposal, the affirmative vote of a majority of the shares outstanding and entitled to vote thereon at the annual meeting is required, as well as approval by the Board.

3.  OTHER MATTERS

      The Board has no knowledge of any business to be presented for consideration at the annual meeting other than that discussed above. Should any other business properly come before the meeting or any adjournment thereof, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in such proxies.

INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the accounts of the Company for 1997. A representative of Arthur Andersen LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if he so desires and to respond to appropriate questions.

PROPOSALS OF SHAREHOLDERS

      Proposals of shareholders to be presented at the April 28, 1998 annual meeting must be received not later than November 11, 1997 for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals should be sent to the Secretary, CILCORP Inc., 300 Hamilton Boulevard, Suite 300, Peoria, Illinois 61602.

                                      By Order of the Board of Directors,

                                      John G. Sahn
                                      Vice President, General Counsel and
                                      Secretary

March 10, 1997

                                  [LOGO]

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoints H.S. Peacock, R.O. Viets, and J.G. Sahn, and each of them, attorneys and proxies with power of substitution to each, with authority to vote all shares which the undersigned would be entitled to vote if personally present at the 1997 annual meeting of shareholders of CILCORP Inc., or at any adjournment thereof, upon the items set forth in the notice of meeting and proxy statement relating thereto and, in their discretion, upon any other matter which may properly come before the meeting. The shares represented hereby will be voted as directed on the reverse of this card.

           IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED
                       FOR ITEM 1 AND AGAINST ITEM 2.
                (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

PROXY. PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS BELOW. EACH JOINT OWNER
       SHOULD SIGN. ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, CORPORATE OFFICER OR OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD GIVE THEIR FULL TITLES.


DATE: ____________________________, 1997

________________________________________
SIGNATURE/S

_________________________________________


1. ELECTION OF DIRECTORS

/  / FOR all nominees listed               /  / WITHHOLD AUTHORITY
     below (except as marked                    to vote for all nominees
     to the contrary below)                     listed below

Nominees: M. Alexis, H.S. Peacock, R.N. Ullman, and R.O. Viets

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

______________________________________________________________________________
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING.

2. Shareholder proposal                    FOR       AGAINST     ABSTAIN
   (director share ownership)              /  /        /  /        /  /


               NO POSTAGE REQUIRED IF RETURNED IN THE ENCLOSED
                  ENVELOPE AND MAILED IN THE UNITED STATES.